Exhibit 99.1
(Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports Record Third-Quarter Earnings

▪                 Net sales and revenues increase by 15 percent.

▪                 Demand remains strong for U.S. farm equipment while construction continues solid recovery.

▪                 Company forecasts record full-year income of approximately $3.1 billion.

MOLINE, Illinois (August 15, 2012) — Deere & Company today announced worldwide net income attributable to Deere & Company of $788.0 million, or $1.98 per share, for the third quarter ended July 31, compared with $712.3 million, or $1.69 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $2.377 billion, or $5.88 per share, compared with $2.130 billion, or $5.01 per share, last year.

Worldwide net sales and revenues increased 15 percent, to $9.590 billion, for the third quarter and rose 13 percent to $26.365 billion for nine months. Net sales of the equipment operations were $8.930 billion for the quarter and $24.454 billion for nine months, compared with $7.722 billion and $21.563 billion for the same periods last year.

“John Deere delivered record third quarter performance in both sales and income,” said Samuel R. Allen, chairman and chief executive officer. “Although a strong quarter, we are not satisfied that sales fell short of our expectations due to weakening in certain international markets and short-term manufacturing inefficiencies resulting from the introduction of a record number of new products.”

Allen noted that the company’s global presence continues to grow due to strong customer preference for the innovative line-up of John Deere products that have been introduced in the past year.

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Summary of Operations

Net sales of the worldwide equipment operations increased 16 percent for the quarter and 13 percent for nine months compared with the same periods a year ago. Sales included price realization of 5 percent for the quarter and 4 percent year-to-date and an unfavorable currency-translation effect of 5 percent for the quarter and 3 percent for nine months. Equipment net sales in the United States and Canada increased 28 percent for the quarter and 18 percent year to date. Outside the U.S. and Canada, net sales were essentially unchanged for the quarter and increased 7 percent for nine months, with unfavorable currency-translation effects of 11 percent and 6 percent for these periods.

Deere’s equipment operations reported operating profit of $1.127 billion for the quarter and $3.347 billion for nine months, compared with $969 million and $2.883 billion last year. The improvement for both periods was primarily due to the impact of price realization and higher shipment volumes. These factors were partially offset by higher production costs and raw material costs, unfavorable effects of foreign currency exchange, as well as increased research and development expenses. The increase in production costs primarily related to new products and engine-emission requirements.

Financial services reported net income attributable to Deere & Company of $110.4 million for the quarter and $338.6 million for nine months compared with $125.6 million and $348.9 million last year. Results were lower for both periods primarily due to increased selling, administrative and general expenses, narrower financing spreads and higher reserves for crop insurance claims. These factors were partially offset by growth in the credit portfolio and a lower provision for credit losses.

Company Outlook & Summary

Company equipment sales are projected to increase by about 13 percent for both fiscal 2012 and the fourth quarter compared with the same periods a year ago. Included is an unfavorable currency-translation impact of about 3 percent for the year and about 4 percent for the fourth quarter. For the full year, net income attributable to Deere & Company is anticipated to be about $3.1 billion.

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“Global economic conditions and dryness in several key markets warrant some caution in coming months,” Allen said. “However, this year’s drought could positively influence our outlook as it spotlights the need for John Deere’s highly productive agricultural equipment. Our new John Deere products have been well received by customers around the world. This, combined with our increased focus on improved execution, gives us confidence that Deere is well-positioned to capitalize on favorable global agricultural trends over the long term.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 14 percent for the quarter and 11 percent for nine months largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation.

Operating profit was $1.014 billion for the quarter and $2.991 billion year to date, compared with $859 million and $2.579 billion, respectively, last year. Results were up in both periods primarily driven by the impact of price realization and higher shipment volumes. These factors were partially offset by increased production and raw-material costs, unfavorable effects of foreign currency exchange, and higher research and development expenses.

Construction & Forestry. Construction and forestry sales increased 23 percent for the quarter and 24 percent for nine months mainly due to higher shipment volumes and price realization. Operating profit was $113 million for the quarter and $356 million for nine months, compared with $110 million and $304 million last year. Results were up for both periods primarily due to the impact of price realization and higher shipment volumes. These factors were partially offset by increased production and raw-material costs, as well as higher research and development and selling, administrative and general expenses.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 13 percent for full year 2012, including a negative currency-translation impact of about 4 percent.

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Industry sales for agricultural machinery in the U.S. and Canada are forecast to be up more than 10 percent for 2012. Full-year industry sales in the EU27 are now forecast to be flat as strength in the northern European market offsets weakness in the South. Sales in the Commonwealth of Independent States are expected to be up strongly in 2012.

Industry sales in Asia are projected to be down moderately for the full year due to softening in India and China. In South America, industry sales are projected to be down 5 to 10 percent as a result of uncertainty in Argentina and drought conditions earlier in the year in parts of the region.

As a result of dry weather, global grain supplies are expected to further tighten. This supports higher commodity prices and should result in robust field activity in the 2013 crop year in markets throughout the world.

U.S. and Canada industry sales of turf and utility equipment are expected to be flat to up 5 percent for 2012, reflecting the drought conditions in the U.S.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 17 percent for 2012. While construction equipment sales in the U.S. continue to show strong recovery, Deere has experienced slower than expected sales activity in some international markets. World forestry markets are projected to be flat in comparison to 2011.

Financial Services. Full year 2012 net income attributable to Deere & Company for the financial services operations is expected to be approximately $450 million, somewhat lower than the prior year. The forecast decline is primarily due to an anticipated increase in selling, administrative and general expenses, narrower financing spreads and higher reserves for crop insurance claims, partially offset by growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $98.5 million for the third quarter and $270.2 million year to date, compared with $100.5 million and $270.1 million for

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the respective periods last year. Results were lower for the quarter primarily due to higher selling, administrative and general expenses and narrower financing spreads, partially offset by growth in the credit portfolio. Nine-month results were approximately the same as last year primarily due to growth in the credit portfolio and a lower provision for credit losses, mostly offset by higher selling, administrative and general expenses and narrower financing spreads.

Net receivables and leases financed by JDCC were $25.766 billion at July 31, 2012, compared with $22.925 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability,

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consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  The sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

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Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4, Final Tier 4 and Stage IIIb non-road diesel emission requirements), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to

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the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces Third-Quarter Earnings	12

Third Quarter 2012 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended July 31			Nine Months Ended July 31
	2012	2011	% Change	2012	2011	% Change
Net sales and revenues:
Agriculture and turf	$7,271	$6,371	+14	$19,730	$17,740	+11
Construction and forestry	1,659	1,351	+23	4,724	3,823	+24
Total net sales	8,930	7,722	+16	24,454	21,563	+13
Financial services	565	550	+3	1,602	1,548	+3
Other revenues	95	100	-5	309	290	+7
Total net sales and revenues	$9,590	$8,372	+15	$26,365	$23,401	+13

Operating profit: *
Agriculture and turf	$1,014	$859	+18	$2,991	$2,579	+16
Construction and forestry	113	110	+3	356	304	+17
Financial services	170	194	-12	520	529	-2
Total operating profit	1,297	1,163	+12	3,867	3,412	+13
Reconciling items **	(82)	(81)	+1	(256)	(241)	+6
Income taxes	(427)	(370)	+15	(1,234)	(1,041)	+19
Net income attributable to Deere & Company	$788	$712	+11	$2,377	$2,130	+12

*

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**	Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended July 31, 2012 and 2011 (In millions of dollars and shares except per share amounts) Unaudited
	2012	2011
Net Sales and Revenues
Net sales	$8,930.3	$7,721.6
Finance and interest income	493.2	492.2
Other income	166.9	158.1
Total	9,590.4	8,371.9

Costs and Expenses
Cost of sales	6,756.0	5,792.2
Research and development expenses	367.8	312.0
Selling, administrative and general expenses	878.4	815.8
Interest expense	194.9	184.3
Other operating expenses	178.6	188.5
Total	8,375.7	7,292.8

Income of Consolidated Group before Income Taxes	1,214.7	1,079.1
Provision for income taxes	426.8	369.5
Income of Consolidated Group	787.9	709.6
Equity in income of unconsolidated affiliates	2.3	5.2
Net Income	790.2	714.8
Less: Net income attributable to noncontrolling interests	2.2	2.5
Net Income Attributable to Deere & Company	$788.0	$712.3

Per Share Data
Basic	$2.00	$1.71
Diluted	$1.98	$1.69

Average Shares Outstanding
Basic	394.7	417.4
Diluted	398.8	422.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Nine Months Ended July 31, 2012 and 2011 (In millions of dollars and shares except per share amounts) Unaudited
	2012	2011
Net Sales and Revenues
Net sales	$24,453.9	$21,563.0
Finance and interest income	1,452.2	1,420.7
Other income	459.4	417.1
Total	26,365.5	23,400.8

Costs and Expenses
Cost of sales	18,166.4	15,993.2
Research and development expenses	1,032.3	879.3
Selling, administrative and general expenses	2,468.8	2,309.0
Interest expense	582.8	579.1
Other operating expenses	503.2	474.3
Total	22,753.5	20,234.9

Income of Consolidated Group before Income Taxes	3,612.0	3,165.9
Provision for income taxes	1,234.1	1,040.7
Income of Consolidated Group	2,377.9	2,125.2
Equity in income of unconsolidated affiliates	4.8	10.6
Net Income	2,382.7	2,135.8
Less: Net income attributable to noncontrolling interests	5.6	5.5
Net Income Attributable to Deere & Company	$2,377.1	$2,130.3

Per Share Data
Basic	$5.95	$5.07
Diluted	$5.88	$5.01

Average Shares Outstanding
Basic	399.6	419.9
Diluted	404.0	425.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited
	July 31 2012	October 31 2011	July 31 2011
Assets
Cash and cash equivalents	$3,397.5	$3,647.2	$3,618.3
Marketable securities	1,545.7	787.3	459.4
Receivables from unconsolidated affiliates	70.8	48.0	32.3
Trade accounts and notes receivable - net	4,572.2	3,294.5	3,844.5
Financing receivables - net	20,685.3	19,923.5	19,437.0
Financing receivables securitized - net	3,163.6	2,905.0	2,480.6
Other receivables	1,309.2	1,330.6	960.9
Equipment on operating leases - net	2,249.7	2,150.0	2,015.0
Inventories	5,867.5	4,370.6	4,687.7
Property and equipment - net	4,463.4	4,352.3	4,068.9
Investments in unconsolidated affiliates	217.8	201.7	224.7
Goodwill	933.6	999.8	1,023.2
Other intangible assets - net	107.8	127.4	133.4
Retirement benefits	38.8	30.4	230.9
Deferred income taxes	3,029.1	2,858.6	2,825.1
Other assets	1,546.6	1,180.5	1,093.2
Total Assets	$53,198.6	$48,207.4	$47,135.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,041.0	$6,852.3	$7,927.9
Short-term securitization borrowings	3,028.0	2,777.4	2,380.9
Payables to unconsolidated affiliates	103.5	117.7	143.8
Accounts payable and accrued expenses	8,069.4	7,804.8	7,121.3
Deferred income taxes	162.7	168.3	160.0
Long-term borrowings	21,157.2	16,959.9	15,892.5
Retirement benefits and other liabilities	6,222.2	6,712.1	5,968.7
Total liabilities	45,784.0	41,392.5	39,595.1
Total Deere & Company stockholders’ equity	7,395.8	6,800.3	7,527.6
Noncontrolling interests	18.8	14.6	12.4
Total stockholders’ equity	7,414.6	6,814.9	7,540.0
Total Liabilities and Stockholders’ Equity	$53,198.6	$48,207.4	$47,135.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Nine Months Ended July 31, 2012 and 2011 (In millions of dollars) Unaudited
	2012	2011
Cash Flows from Operating Activities
Net income	$2,382.7	$2,135.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	6.1	17.8
Provision for depreciation and amortization	742.7	677.9
Share-based compensation expense	56.1	50.8
Undistributed earnings of unconsolidated affiliates	(7.3)	1.1
Credit for deferred income taxes	(205.3)	(324.8)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(2,040.9)	(978.8)
Inventories	(2,032.2)	(1,774.6)
Accounts payable and accrued expenses	397.6	571.9
Accrued income taxes payable/receivable	100.4	266.3
Retirement benefits	(70.1)	351.1
Other	(465.2)	(358.4)
Net cash provided by (used for) operating activities	(1,135.4)	636.1

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	9,875.4	9,317.4
Proceeds from maturities and sales of marketable securities	125.8	24.5
Proceeds from sales of equipment on operating leases	583.1	522.8
Proceeds from sales of businesses, net of cash sold	30.4	894.4
Cost of receivables acquired (excluding receivables related to sales)	(10,832.3)	(10,286.7)
Purchases of marketable securities	(882.7)	(256.1)
Purchases of property and equipment	(808.4)	(681.5)
Cost of equipment on operating leases acquired	(512.3)	(397.4)
Acquisitions of businesses, net of cash acquired		(60.8)
Other	5.7	(143.5)
Net cash used for investing activities	(2,415.3)	(1,066.9)

Cash Flows from Financing Activities
Increase in total short-term borrowings	1,235.4	844.3
Proceeds from long-term borrowings	8,256.2	3,515.1
Payments of long-term borrowings	(4,396.8)	(2,795.2)
Proceeds from issuance of common stock	37.1	165.9
Repurchases of common stock	(1,225.3)	(1,093.2)
Dividends paid	(516.3)	(422.2)
Excess tax benefits from share-based compensation	16.8	66.8
Other	(53.0)	(36.3)
Net cash provided by financing activities	3,354.1	245.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(53.1)	13.3

Net Decrease in Cash and Cash Equivalents	(249.7)	(172.3)
Cash and Cash Equivalents at Beginning of Period	3,647.2	3,790.6
Cash and Cash Equivalents at End of Period	$3,397.5	$3,618.3

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1) Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2012	2011	2012	2011

Dividends declared	$.46	$.41	$1.33	$1.11
Dividends paid	$.46	$.35	$1.28	$1.00

(2)     The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)     Comprehensive income, which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2012	2011	2012	2011

Net income	$790.2	$714.8	$2,382.7	$2,135.8
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	52.7	69.3	234.4	171.6
Cumulative translation adjustment	(191.8)	(46.2)	(371.6)	197.9
Unrealized gain (loss) on derivatives	(3.6)	3.6	(5.4)	13.2
Unrealized gain (loss) on investments	2.2	3.0	5.6	(.4)
Comprehensive income	$649.7	$744.5	$2,245.7	$2,518.1

(4)      The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, "Equipment Operations" include the Company's agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Net Sales and Revenues
Net sales	$8,930.3	$7,721.6
Finance and interest income	21.9	21.9	$539.4	$531.2
Other income	109.1	112.2	78.7	75.8
Total	9,061.3	7,855.7	618.1	607.0

Costs and Expenses
Cost of sales	6,756.3	5,792.5
Research and development expenses	367.8	312.0
Selling, administrative and general expenses	770.7	716.4	110.7	102.8
Interest expense	57.4	49.3	148.4	148.6
Interest compensation to Financial Services	57.2	47.3
Other operating expenses	7.5	52.8	188.7	161.9
Total	8,016.9	6,970.3	447.8	413.3

Income of Consolidated Group before Income Taxes	1,044.4	885.4	170.3	193.7
Provision for income taxes	366.7	301.2	60.1	68.3
Income of Consolidated Group	677.7	584.2	110.2	125.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	110.4	125.6	.2	.2
Other	2.1	5.0
Total	112.5	130.6	.2	.2
Net Income	790.2	714.8	110.4	125.6
Less: Net income attributable to noncontrolling interests	2.2	2.5
Net Income Attributable to Deere & Company	$788.0	$712.3	$110.4	$125.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Net Sales and Revenues
Net sales	$24,453.9	$21,563.0
Finance and interest income	54.7	55.5	$1,584.6	$1,542.2
Other income	359.7	335.8	188.6	169.5
Total	24,868.3	21,954.3	1,773.2	1,711.7

Costs and Expenses
Cost of sales	18,167.3	15,994.2
Research and development expenses	1,032.3	879.3
Selling, administrative and general expenses	2,148.3	2,016.1	328.5	301.8
Interest expense	157.2	151.2	459.5	468.2
Interest compensation to Financial Services	153.1	136.6
Other operating expenses	117.5	139.2	465.8	413.6
Total	21,775.7	19,316.6	1,253.8	1,183.6

Income of Consolidated Group before Income Taxes	3,092.6	2,637.7	519.4	528.1
Provision for income taxes	1,052.4	860.6	181.7	180.0
Income of Consolidated Group	2,040.2	1,777.1	337.7	348.1

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	338.6	348.9	.9	.8
Other	3.9	9.8
Total	342.5	358.7	.9	.8
Net Income	2,382.7	2,135.8	338.6	348.9
Less: Net income attributable to noncontrolling interests	5.6	5.5
Net Income Attributable to Deere & Company	$2,377.1	$2,130.3	$338.6	$348.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31	October 31	July 31	July 31	October 31	July 31
	2012	2011	2011	2012	2011	2011

Assets
Cash and cash equivalents	$2,914.7	$3,187.5	$3,167.8	$482.7	$459.7	$450.5
Marketable securities	1,202.5	502.6	200.4	343.2	284.7	259.0
Receivables from unconsolidated subsidiaries and affiliates	2,288.6	1,713.4	2,054.4
Trade accounts and notes receivable - net	1,156.1	1,093.9	1,061.8	4,378.3	2,807.2	3,547.5
Financing receivables - net	7.3	14.0	8.2	20,678.0	19,909.5	19,428.7
Financing receivables securitized - net				3,163.6	2,905.0	2,480.6
Other receivables	805.8	965.6	744.3	523.2	370.1	224.4
Equipment on operating leases - net				2,249.7	2,150.0	2,015.0
Inventories	5,867.5	4,370.6	4,687.7
Property and equipment - net	4,401.2	4,287.5	4,003.4	62.2	64.9	65.4
Investments in unconsolidated subsidiaries and affiliates	3,759.6	3,473.9	3,481.3	7.8	8.1	7.9
Goodwill	933.6	999.8	1,023.2
Other intangible assets - net	103.8	123.4	129.4	4.0	4.0	4.0
Retirement benefits	38.2	29.6	230.1	25.1	28.0	29.0
Deferred income taxes	3,233.5	3,052.8	2,959.7	43.4	91.2	103.1
Other assets	567.9	468.6	472.5	979.8	712.6	621.2
Total Assets	$27,280.3	$24,283.2	$24,224.2	$32,941.0	$29,795.0	$29,236.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$953.0	$528.5	$480.4	$6,088.0	$6,323.8	$7,447.5
Short-term securitization borrowings				3,028.0	2,777.4	2,380.9
Payables to unconsolidated subsidiaries and affiliates	103.5	117.7	143.8	2,217.8	1,665.5	2,022.1
Accounts payable and accrued expenses	7,169.7	6,869.3	6,645.3	1,882.5	1,547.8	1,248.9
Deferred income taxes	95.7	99.0	98.3	315.0	354.7	299.5
Long-term borrowings	5,357.2	3,167.1	3,371.5	15,799.9	13,792.8	12,521.0
Retirement benefits and other liabilities	6,186.6	6,686.7	5,944.9	60.1	52.6	51.9
Total liabilities	19,865.7	17,468.3	16,684.2	29,391.3	26,514.6	25,971.8
Total Deere & Company stockholders’ equity	7,395.8	6,800.3	7,527.6	3,549.7	3,280.4	3,264.5
Noncontrolling interests	18.8	14.6	12.4
Total stockholders’ equity	7,414.6	6,814.9	7,540.0	3,549.7	3,280.4	3,264.5
Total Liabilities and Stockholders’ Equity	$27,280.3	$24,283.2	$24,224.2	$32,941.0	$29,795.0	$29,236.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2012 and 2011

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2012	2011	2012	2011
Cash Flows from Operating Activities
Net income	$2,382.7	$2,135.8	$338.6	$348.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for doubtful receivables	7.1	2.5	(1.0)	15.3
Provision for depreciation and amortization	480.1	439.7	320.8	293.0
Undistributed earnings of unconsolidated subsidiaries and affiliates	(301.6)	(82.8)	(.8)	(.8)
Provision (credit) for deferred income taxes	(213.2)	(372.0)	7.9	47.2
Changes in assets and liabilities:
Receivables	(137.6)	(24.9)
Inventories	(1,691.7)	(1,483.6)
Accounts payable and accrued expenses	588.6	686.7	164.6	134.7
Accrued income taxes payable/receivable	72.7	274.7	27.7	(8.4)
Retirement benefits	(80.6)	340.9	10.5	10.2
Other	(18.2)	(182.4)	(329.5)	(77.9)
Net cash provided by operating activities	1,088.3	1,734.6	538.8	762.2

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			10,770.1	10,169.3
Proceeds from maturities and sales of marketable securities	100.0		25.8	24.5
Proceeds from sales of equipment on operating leases			583.1	522.8
Proceeds from sales of businesses, net of cash sold	30.4	894.4
Cost of receivables acquired (excluding trade and wholesale)			(11,868.2)	(11,187.4)
Purchases of marketable securities	(802.2)	(200.5)	(80.5)	(55.5)
Purchases of property and equipment	(806.1)	(680.2)	(2.3)	(1.3)
Cost of equipment on operating leases acquired			(972.4)	(790.6)
Acquisitions of businesses, net of cash acquired		(60.8)
Increase in trade and wholesale receivables			(2,117.7)	(1,153.5)
Other	(145.3)	(135.3)	93.9	(73.4)
Net cash used for investing activities	(1,623.2)	(182.4)	(3,568.2)	(2,545.1)

Cash Flows from Financing Activities
Increase in total short-term borrowings	386.8	312.7	848.6	531.7
Change in intercompany receivables/payables	(698.3)	(845.3)	698.3	845.3
Proceeds from long-term borrowings	2,374.5	90.4	5,881.7	3,424.7
Payments of long-term borrowings		(11.5)	(4,396.8)	(2,783.6)
Proceeds from issuance of common stock	37.1	165.9
Repurchases of common stock	(1,225.3)	(1,093.2)
Dividends paid	(516.3)	(422.2)	(43.5)	(264.1)
Excess tax benefits from share-based compensation	16.8	66.8
Other	(28.8)	(12.9)	32.9	40.4
Net cash provided by (used for) financing activities	346.5	(1,749.3)	3,021.2	1,794.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(84.4)	16.6	31.2	(3.3)

Net Increase (Decrease) in Cash and Cash Equivalents	(272.8)	(180.5)	23.0	8.2
Cash and Cash Equivalents at Beginning of Period	3,187.5	3,348.3	459.7	442.3
Cash and Cash Equivalents at End of Period	$2,914.7	$3,167.8	$482.7	$450.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.